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MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen good afternoon. At this time, I would like to welcome everyone to the BEA Systems’ Fourth Quarter and Year End 2008 Conference Call. During this call, all participants will be in a listen-only mode and today’s conference call is being recorded.

Now, I would like to turn the call over to Kevin Faulkner, BEA’s Senior Vice President of Investor Relations. Please go ahead sir.

Kevin Faulkner, Senior Vice President of Investor Relations

Thank you, Michael. Good afternoon ladies and gentlemen and thank you for joining us as we discuss BEA Systems Inc. results for the fourth quarter and fiscal year ended January 31, 2008. Please note we’ve posted our earnings press release and the related financial tables on our website at bea.com.

Statements made in the course of this conference call that are not of historical fact are forward-looking statements including any statements regarding the plans, goals, strategies, opportunities and objectives for our business. In addition, statements that include the use of the terminology such as “may,” “will,” “expects,” “plans,” “estimates,” “continue,” “predict,” “growth,” or other comparable terminology are forward-looking statements. Forward-looking statements also include statements regarding future financial performance, future products, features or innovation, customer adoption of BEA products, the proposed merger with Oracle Corporation, the effect of the proposed merger on our distribution and business and any statements of assumptions underlying any of the foregoing.

Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include those factors detailed in Item 1A, Risk Factors, in BEA’s report on Form 10-Q for the fiscal quarter ended October 31, 2007, and similar disclosures in subsequent SEC filings. The forward-looking statements and risks stated in this conference call are based on information available to BEA today. BEA assumes no obligation to update them.

Now, I’d like to introduce from BEA, Alfred Chuang, who is Founder, Chairman and Chief Executive Officer and Mark Dentinger, Chief Financial Officer. Alfred and Mark will make some prepared remarks, but we will not have a question and answer session on today’s call. With that, I’m pleased to introduce and turn the call over to Alfred Chuang. Go ahead, Alfred.

Alfred S. Chuang, Founder, Chairman, Chief Executive Officer and President

Thanks, Kevin. Thank you for joining us today. As you are all aware, during Q4, BEA announced that we entered into an agreement to merge with Oracle. Over the last six weeks, I have had an opportunity to talk to many customers, partners and employees and received positive feedback on the combination. Customers are excited as I am about the opportunity for a combined BEA and Oracle to accelerate innovation in application and service infrastructure. BEA has built an amazing set of products and our customers have used those products to power some of the most innovative business solutions. By combining with Oracle, we can have access to a larger global footprint of sales and services professionals to help even more customers meet their business needs. The proposed combination creates a very exciting opportunity for our customers, partners and also employees. The agreement was announced during the great quarter. In Q4, we delivered our best license performance ever. We had a very strong December close and that was followed by a very solid January as well.

Our Q4 results demonstrate that customers continue to adopt BEA technology as the foundation of the SOA architectures and they continue to share our vision about the next generation of enterprise computing. Congratulations to the team for maintaining their focus on customer success and execution. We had very solid Q4 and FY’08 results.

In the fourth quarter, we returned to year-over-year license revenue growth. Total license revenue was up 13% over last year’s fourth quarter [Company correction after call – the preceding sentence should refer to “total revenue”]. AquaLogic sustained its contribution level at a record 27% of license revenue. Services revenue continued its strong growth, up 17% over a year ago. We had record operating cash flow. Q4 concluded a solid year. Total revenue grew 10%; maintenance revenue grew 18%. We generated 367 million in operating cash flow, by far our best year ever. We added $28 million to our deferred revenue and $25 million to our off-balance sheet license backlog. We improved our non-GAAP operating margin by 200 basis points, outperforming our goal of the year.

Let me turn over to Mark now, first to give you more details on Q4 and fiscal 2008 results, and then I will return to talk more about our business. We will not be providing Q1 guidance due to the pending merger. Mark?

Mark P. Dentinger, Executive Vice President and Chief Financial Officer

Thank you, Alfred. Our merger with Oracle is subject to both regulatory and shareholder approval and my comments do not address what effect the merger announcement had on our Q4 results, nor what effect it may have on our future results. Because of uncertainty during the pendency period, we will not be taking any questions on this call nor will we be issuing any guidance about our future financial performance. If you have questions about my prepared remarks, please contact our Investor Relations group.

With respect to certain financial data discussed today and corresponding data presented in materials posted on our website, it is helpful to understand the following framework about our results. Non-GAAP presentations of our financial results of operations are derived directly from our GAAP statements. Our non-standard – excuse me, our standard non-GAAP adjustments are based on the conventions of most businesses in our industry and exclude the following from GAAP earnings: FAS 123R expenses on stock-option issuances and discounts on employee stock purchase plans, in-process R&D and amortization of deferred compensation and other intangibles associated with acquisitions, and any income or expense items which are not expected to be recurring, such as gains or losses on impairment or disposal of assets, restructurings and unusual tax items.

These standard non-GAAP adjustments are shown in our publication called Quarter in Review, which is posted in our website. Additionally, three other phenomena – the restatement of our financials, 409A taxes, and advisory fees associated with the merger are affecting our current recent GAAP earnings, which we do not expect to be part of our long term cost structure. Therefore, our non-GAAP earnings also exclude the following expenses: in the restatement charges or credits impacting our reported results for the last two years, third-party expenses associated with completing the stock-option investigation and restatement, non-cash charges for modifying stock awards and cash bonuses paid to employees in Q4 of fiscal 2007, both of which were designed to mitigate the impact on our employees for not being able to sell their stock during the restatement period, advisory and legal fees arising from activities leading up to our announced merger with Oracle, and payments to employees, former employees and tax agencies to remedy our current former employees’ exposure to 409A taxes. These additional non-GAAP adjustments are shown in the publication supplemental Quarter in Review which is also posted on our website.

With this framework in mind, let me start by discussing our non-GAAP Q4 income statement results. Revenue for the quarter was $440.9 million, up 13% year-over-year. License revenue was $179.5 million or 41% of total revenue, and services revenue was 261.4 million, or 59% of total revenue. License revenue increased by 6% from last year’s Q4 and services revenue increased 17%. The largest component of services revenue, customer support, was $206 million, an 18% increase compared to last year’s Q4. Consulting and education revenues were $56 million in Q4, up 15% from last year.

Geographically, the Americas region generated 48% of our Q4 revenue, which is down 4 percentage points from last year’s Q4. Internationally, our EMEA business contributed 36% of total revenues, a 2 percentage point improvement from a year ago, and Asia Pacific was 16% of revenues, a 2 point improvement from last year.

By product, the AquaLogic family contributed 27% of our Q4 license revenue versus 25% in Q4 of last year. The WebLogic and Tuxedo families contributed 73% of our license revenue in Q4 versus 75% Q4 of last year. Q4 total license transaction count of 2,531 decreased approximately 3% from last year, and our average transaction size increased by approximately 9%. For Q4, industry vertical performance was as follows: government was 20% of license revenue, telecommunications was 16%, software was 14%, banking and finance was 11%. Other verticals were individually less than 10% of license revenues for the quarter. Our aggregate backlog at January 31, 2008 is $558 million and includes deferred revenue from unexpired maintenance contracts, $449 million, deferred revenue from undelivered consulting and education orders, $23 million, deferred revenue for license orders which have shipped, but have not met revenue recognition requirements, $5 million, off-balance sheet license orders received but not shipped, $35 million and off-balance sheet services orders received and not delivered, $46 million. Our aggregate backlog at January 31, 2007 was 500 million, of which 449 million was included on our balance sheet as deferred revenue.

We do not believe that off-balance sheet backlog as of any particular date directly correlates to future results. As noted, also note that our off-balance sheet backlog is not subject to our normal accounting controls for information that is either reported in or derived from our basic financial statements. Finally, the concept of backlog is not defined in the accounting literature, making comparisons with other companies difficult and potentially misleading.

Now let me address cost and expenses. Non-GAAP cost of licenses was 5.4% of license revenue in Q4, up from 4.8% in Q4 of last year. Cost of services was 28.8% of services revenue compared to 29.5% in Q4 of last year. Total operating expenses for Q4 were $236.7 million, or 53.7% of total revenue, compared with $225.4 million in Q4 of last year, or 57.5% of total revenue. Sales and marketing expense was 146.5 million or 33.2% of total revenue in Q4 compared with a $138.8 million or 35.4% last year. R&D expense was 13.2% of revenue in Q4 compared to 14.4% of revenue in Q4 of last year. G&A expenses at 7.3% of revenue in Q4 were down from 7.7% of revenue last year. Our Q4 non-GAAP operating profit was $119.3 million compared with $92.5 million a year ago. Expressed as a percentage, our Q4 non-GAAP operating margin was 27.1%, up from 23.6% a year ago. Our non-GAAP other income and expense, or OIE, increased to $15.6 million in Q4 versus $10.4 million in Q4 of last year. The OIE improvement was largely the result of reduced interest expense on our line of credit borrowings.

Our non-GAAP tax rate was 27.5% of pre-tax non-GAAP income in Q4 compared to 34.4% in Q4 of last year. We expect our intermediate term non-GAAP tax rate to approximate 27 to 29% based upon current earnings distribution, but the quarterly rate can fluctuate based upon specific items that arise or settle in each period.

After making the previously mentioned non-GAAP adjustments, fourth quarter net income on a non-GAAP basis was $0.23 per share or $97.8 million, versus $0.16 a share in Q4 of last year. The fully diluted weighted average shares outstanding used in our Q4 ‘08 EPS calculation was 423.5 million and the share number used in last year’s Q4 non-GAAP EPS calculation was 414 million.

Our Q4 results would have been approximately 4% lower in total revenue, 3% lower in cost of revenues, and 3% lower in operating expenses if we had translated the current quarter at currency exchange rates in effect last year. We were also profitable on a GAAP basis during Q4, recording fully diluted EPS of $0.18 compared to a $0.25 per share loss in Q4 of last year. The large GAAP loss in last year’s Q4 resulted from a $200 million asset impairment write-down on vacant property near our San Jose headquarters, which was sold in Q1 of fiscal ‘08. As part of our GAAP earnings in Q4 of fiscal ‘08, we absorbed the following additional pre-tax charges: $1.5 million for external expenses associated with the options investigation and restatement, advisory and legal expenses of $10.3 million for merger-related activities, approximately $3 million in charges for stock repricings as part of the Q4 tender offer to employees impacted by 409A, and approximately $2.8 million for payments to former employees and tax agencies to remedy 409A issues.

Now, let me address our balance sheet. We ended the quarter with total cash and investments of about $1.5 billion and we generated $123 million in cash flow from operations during Q4. In the same quarter last year, our operating cash flow was negative 3 million, largely because of a onetime $99 million reclassification out of operating cash flow and into cash flows from financing activities. As discussed last quarter, this reclassification resulted from adopting FAS 123R in fiscal 2007 combined with the fact that BEA drew down valuation reserves against deferred tax assets for the first time in Q4 of ‘07. Had we not recorded the one-time adjustment, cash flow from operations in last year’s Q4 would have been $95 million.

DSO at the end of Q4 was 81 days compared with 91 days at the end of Q4 of last year. The deferred revenue balance was $477 million at the end of Q4 compared with $449 million at the end of Q4 of last year. Total head count was essentially unchanged during Q4 and we exited the quarter with 4,117 employees.

Thank you for joining us today and now let me turn it back to Alfred.

Alfred S. Chuang, Founder, Chairman, Chief Executive Officer and President

Thanks Mark. So now let me give you some of my thoughts on our Q4 and fiscal 2008 results. In Q4, every geographic region hit the budget and grew year-over-year. Asia-Pacific continued to lead the way with 45% growth in license orders. China continued to deliver strong growth. We also had strong performances in ASEAN, India, and Australia and New Zealand. We continue to view Asia-Pacific as a leading growth opportunity. Our performance in the Americas was led by the North Central region, South Central region, Federal, and Latin America.

Our EMEA performance was led by the UK and Spain. EMEA delivered a strong performance and made budget in spite of two large deals that slipped late in the quarter. Demand for our foundation products was very strong in Q4. Tuxedo had a big Q4 and grew slightly for the full year. WebLogic Server performance improved in Q4 as well. Customers for our foundational technologies included ALTEC, eHarmony, Intec Billing, and Research in Motion.

Portal and BPM continue to provide the interface to SOA projects. Our SOA, our Portal business, grew 11%, 2 percentage points faster than industry analysts estimates that Portal market has grown. AquaLogic BPM sustained the last year’s momentum, delivering 47% growth this year. Portal and BPM customers in the quarter included Cingular Wireless, Petroleo Brasileiro, Research in Motion, Screwfix and Vertex Pharmaceuticals.

For the last few years, we’ve talked about SOA governance and integration as a key trend. Those trends continue to drive customer adoption of BEA technology in Q4. Our AquaLogic Integration products delivered 18% growth for the year. In Q4, SOA governance revenue once again doubled year-over-year. For the full fiscal year, SOA governance delivered 140% growth. SOA Governance and Integration customers in Q4 included Cigna, Comagas, Sempra Energy, TIAA-CREF, United Airlines, and Vivo.

WebLogic Communication Platform had its best bookings quarter ever. The market emphasis on opening of networks to third-party content providers as well as the integration of communication with Web 2.0 provides an important market opportunity for WLCP. In addition, this quarter, we saw a market opportunity we did not expect for WLCP. One of our large customers is rewriting software from their core network onto the WebLogic SIP Server. We expect WLCP to serve next-generation voice, video and data networks. But we did not expect telcos to migrate core network elements. This customer, in conjunction with BEA and one of our customers, is building software-driven smart switches in the network – in the hardware network, migrating their classical switches to Linux Blade Servers. WLCP customers in the quarter included France Telecom, Alcatel, Italtel, and a large US carrier.

In addition, we continue to make progress with our new Virtualization product. In Q4, we announced WebLogic Liquid Operations Control, a management suite that goes with WebLogic Server Virtualization Edition. We also shipped a new version of WLS Virtual Edition, which tests have shown that it can actually run a virtual application faster than a physical application. We have received several orders for CPOs and the pipeline grew dramatically after the release of the new version of the product.

Yesterday, at VMware EMEA, BEA and VMware announced a distribution partnership, where BEA Virtualization technology will be embedded in VMware products.

Let me give you more details on how customers are using our products. Dell Computer is undergoing a major transformation as an organization. To drive the transformation Dell is building an enterprise-wide SOA platform, accessed by all the company’s major business units based on BEA’s technology. Dell underwent a rigorous competitive evaluation and selected BEA as the primary technology for this new platform. Dell purchased the entire AquaLogic product family as well as our virtualization technology.

Vertex Pharmaceuticals is a global biotechnology company, committed to the discovery and development of breakthrough small-molecule drugs for serious disease, focusing on viral diseases, cancer, autoimmune diseases and bacterial infections. Vertex selected AquaLogic User Interaction and BPM Suite as the platform for collaboration with researchers in both research and regulatory approval process. eHarmony, the online dating site, is supporting 17 million registered users and growing in excess of 35% annually. They selected BEA as their foundation because of the scalability, reliability, and performance that’s crucial to the user experience as well as the ability to seamlessly implement application upgrades. United Airlines chose BEA as partners as they move forward with a major new SOA initiative. United is an increasingly competitive – United is in an increasingly competitive environment requiring greater agility and an improved ability to innovate and meet the evolving needs of the traveling public.

With the enterprise-wide SOA initiative powered by WebLogic Server, WebLogic Portal and the complete AquaLogic product family, United will provide such unique offerings as SelfServ baggage tracking and automated upsell award redemption system. This system exceeded 1500 transactions per second during the proof-of-concept process. SOA governance will be used throughout the life cycle of this initiative. This initiative is designed to allow United’s IT department to drive measurable results for the business in the form of reduced costs, minimized risk, and much faster time to market.

La Caixa is a major savings bank in Spain, and one of the largest in Europe with around 10 million customers in more than 5,000 branches. It has one of the most successful online banking systems in Spain, which has been powered by WebLogic Server since it was launched in 2000. As part of a global strategy to reengineer software architecture and applications for the branches, La Caixa decided to replace an existing high TCO infrastructure with an extension of the WebLogic Server environment. Aided by BEA Consulting Services, BEA won this architectural deal in competition with IBM. As an early leader in SOA, we can see that SOA is in the first step on the journey to the creation of a new class of dynamic business applications that will enable enterprises to innovate much more quickly. Enterprises have spent billions of dollars installing packaged software applications and only to find that the standardized business logic insight merely accelerates their path to becoming average.

True business innovation is happening outside the packaged application and BEA is at the forefront of enabling enterprises and ISVs to design a new breed of dynamic business applications. The first phase of Project Genesis, BEA’s initiative to deliver a dynamic business application platform, is scheduled to ship in the middle of this year.

Now, let me comment on the proposed merger with Oracle. Yesterday, the Department of Justice and the Federal Trade Commission granted early termination of the Hart-Scott-Rodino review period for the proposed merger. Also, as recently announced, BEA has scheduled a special meeting of stockholders to consider and vote on the proposed merger. The meeting is scheduled to be held at 10:00 A.M. Pacific Time on Friday, April 4, 2008. The transaction will require BEA stockholder approval and regulatory clearances from the European Commission and is subject to other closing conditions. BEA and Oracle are working towards obtaining all required clearances as soon as possible.

Before I conclude, let me summarize. Here is what I see as the key themes of the quarter and our fiscal -- and our financial results. First, we delivered a record quarter, and returned to license revenue growth. Second, customers continue to adopt BEA technology as the platform for SOA and other major enterprise projects and share our vision for dynamic business applications, the next generation of enterprise computing, beyond SOA. Third, we’ll continue to make significant improvements in our operating efficiency reflected in both our operating margins and our operating cash flows. We believe in our strategy, future prospects, and ability to execute. During this time that the merger with Oracle is pending regulatory review and shareholder approval, the company is focused on executing our growth strategy, improving our operating model, and making our customers successful.

This concludes our call. Thank you very much for joining us today.

Operator: Once again thank you all very much for joining us. That does conclude today’s presentation. Have a great afternoon.

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Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about BEA that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, the risk that Nasdaq may delist BEA’s common stock for failure to comply with any Nasdaq listing requirement; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against BEA and others following announcement of the proposal or the merger agreement; the inability to complete the merger due to the failure to obtain stockholder approval; the inability to obtain necessary regulatory approvals required to complete the merger; the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger or of any combination of BEA and Oracle; the timing of the initiation, progress or cancellation of significant contracts or arrangements, the mix and timing of services sold in a particular period; and the possibility that BEA may be adversely affected by other economic, business, and/or competitive factors. BEA is under no duty to update any of the forward-looking statements after the date of this document to conform to actual results.

These and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of and elsewhere in BEA's Form 10-K for the year ended January 31, 2007 that was filed with the Securities and Exchange Commission on November 15, 2007. Many of the factors that will determine the outcome of the subject matter of this release are beyond BEA’s ability to control or predict.

Important Additional Information Regarding the Merger will be filed with the SEC.

In connection with the proposed merger, on February 7, 2008, BEA filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the preliminary proxy statement and, when it becomes available, the definitive proxy statement as well as any other relevant documents filed with the SEC when they become available because they will contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the proxy statements and other documents filed by BEA at the SEC website at http://www.sec.gov. The proxy statements and other documents filed by BEA with the SEC also may be obtained for free at BEA’s Internet website at www.bea.com/investors or by writing to BEA Systems, Inc., 2315 North First Street, San Jose, CA 95131, Attn: Investor Relations Department. In connection with the special meeting of BEA stockholders to approve the adoption of the merger agreement, BEA will mail copies of the definitive proxy statement to BEA stockholders who are entitled to attend and vote at the special meeting.

The information in the preliminary proxy statement is not complete and may be changed. Before making any voting or investment decisions with respect to the proposed acquisition or any of the other matters with respect to which BEA’s stockholders will be asked to vote pursuant to the proxy statement, BEA’s stockholders are urged to read the definitive proxy statement other documents filed by BEA when they become available.